Exhibit 4(b)
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

PulteGroup, Inc., a Michigan corporation (the “Company”), has one class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): Common Shares, $0.01 par value per share (“Common Shares”). The Common Shares are listed on The New York Stock Exchange under the ticker symbol “PHM”. Computershare Trust Company, N.A. is the transfer agent and registrar for the Common Shares.
The following is a description of the rights of our Common Shares and related provisions of the Company’s Restated Articles of Incorporation, as amended (the “Articles”), Amended and Restated By-laws (the “By-laws”) and applicable Michigan law. This description is qualified in its entirety by, and should be read in conjunction with, the Articles, the By-laws and applicable Michigan law.

DESCRIPTION OF COMMON SHARES

Authorized Capital Stock

The Company’s authorized capital stock consists of 500,000,000 Common Shares and 25,000,000 Preferred Shares, $0.01 par value (the “Preferred Shares”). As of December 31, 2025, 192,724,978 Common Shares were issued and outstanding and no Preferred Shares were issued or outstanding.

Fully Paid and Nonassessable

All of the outstanding Common Shares are fully paid and nonassessable and are not subject to further calls or assessments by us.

Voting Rights

The holders of Common Shares are entitled to one vote per share on all matters to be voted on by such holders. Holders of Common Shares are not entitled to cumulative voting rights. Other than as provided in the Articles or pursuant to applicable law and subject to the voting rights of any holders of Preferred Shares, if an action is to be taken by vote of the shareholders, it shall be authorized by a majority of the votes cast by the holders of Common Shares entitled to vote on the action in all matters other than the election of directors for which the number of nominees exceeds the number of directors to be elected.
Our Articles require, in addition to any vote required by law and subject to certain exceptions described below, the affirmative vote of a majority of the outstanding shares of the Company entitled to vote, and if a class or series is entitled to vote as a class, the affirmative vote of a majority of the outstanding shares of each such class or series entitled to vote (other than voting shares beneficially owned by the Interested Shareholder (as defined therein) who is, or whose Affiliate (as defined therein) is, a party to the Business Combination (as defined below) or an Affiliate or Associate (as defined therein) of the Interested Shareholder), at a meeting of shareholders in connection with (a) any merger or consolidation of the Company or any subsidiary with any “Interested Shareholder” or any corporation which is, or after the merger or consolidation would be, an “Affiliate” of an Interested Shareholder that was an Interested Shareholder prior to the transaction; (b) certain transfers to any Interested Shareholder or Affiliate of an Interested Shareholder, other than the Company or any of our subsidiaries, of any of our assets or any subsidiary which have an aggregate book value of 10% or more of consolidated net worth; (c) certain transfers by us or any subsidiary of “Equity Securities,” as defined therein, of the Company or any subsidiary which have an aggregate market value of 5% or more of the total market value of our outstanding shares to any Interested Shareholder or Affiliate of an Interested Shareholder, other than us or our subsidiaries (subject to certain exceptions); (d) the adoption of any plan or proposal for our liquidation or dissolution proposed by or on behalf of an Interested Shareholder or any Affiliate of an Interested Shareholder; (e) any reclassification of securities or recapitalization of the Company, or any merger, consolidation or share exchange by us with any of our subsidiaries which has the effect of increasing the proportionate amount of the outstanding shares of any class of our Equity Securities or Equity Securities of any subsidiary which is directly or indirectly owned by an Interested Shareholder or any Affiliate of an Interested Shareholder (each of the Transactions referred to in clauses (a) through (e), a “Business Combination”); or (f) any agreement, contract or arrangement providing for one or more of the foregoing. An “Interested Shareholder” generally includes any beneficial owner of 10% or more of the voting power of the Company or any Affiliate of ours that at any time within the two year period prior to the date in question was the beneficial owner of 10% or more of the voting power of the Company.

The foregoing voting rights provisions are not applicable to any particular Business Combination, and such Business Combination shall only require such affirmative vote as is required by law and our Articles if (i) the Board approves such Business Combination and either the Interested Shareholder has been an Interested Shareholder continuously for at least two years prior to the date of the Board approval or such proposed transaction was approved by the Board prior to the time the Interested Shareholder became an Interested Shareholder or (ii) a majority of the outstanding stock of such other corporation is owned, directly or indirectly, by the Company or its subsidiaries.

The foregoing voting rights provisions may only be amended by the affirmative vote of a majority of the outstanding shares of the Company entitled to vote on the proposed amendment, and if a class or series is entitled to vote as a class, the affirmative vote of a majority of the outstanding shares of each such class or series entitled to vote, at a meeting of shareholders, in addition to any vote otherwise required by law.

Dividends

The holders of Common Shares are entitled to receive such dividends, if any, as may be declared from time to time by the Company’s board of directors (the “Board”) in its discretion from funds legally available therefor, subject to the rights of any holders of our Preferred Shares to receive such dividends.

Right to Receive Liquidation Distributions

Upon liquidation, dissolution or winding-up, the holders of Common Shares are entitled to share ratably in any assets remaining available for distribution after the satisfaction in full of the prior rights of creditors, including holders of our indebtedness, and the aggregate liquidation preference of any Preferred Shares then outstanding.

No Preemptive or Similar Rights

Our Common Shares have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such Common Shares.

Preferred Shares

Our Board has authority to divide the 25,000,000 authorized Preferred Shares into series and to fix the rights and preferences of any series so established. Variations between different series may be created by the Board with respect to such matters as voting rights, rate of dividend, priority of payment, rights of accumulation, redemption or sinking fund terms, preferences upon liquidation or dissolution, conversion rights and any other preferences or rights.
If we offer Preferred Shares in the future, the Board will determine the terms of such shares, including the following, where applicable:
•the designation of the shares and the number of shares that constitute the series;

•the dividend rate (or the method of calculating dividends), if any, on the shares of the series and the priority as to payment of dividends with respect to other classes or series of our shares of capital stock;

•whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends on the Preferred Shares will accumulate;

•the dividend periods (or the method of calculating the dividend periods);

•whether and the extent to which such Preferred Shares shall be entitled to participate in dividends with shares of any other series or class of stock;

•the voting rights of the Preferred Shares, if any;

•the liquidation preference and the priority as to payment of the liquidation preference with respect to other classes or series of our capital stock and any other rights of the shares of the class or series upon our liquidation, dissolution or winding-up;

•whether or not the shares of the series will be convertible into or exchangeable for securities and, if so, the security into which they are convertible or exchangeable and the terms and conditions of conversion or exchange, including the conversion or exchange price or the manner of determining it;

•whether or not and on what terms the shares of the series will be subject to redemption or repurchase at our option;

•whether the Preferred Shares of the series will be listed on a national securities exchange or quoted on an automated quotation system;

•federal income tax considerations; and

•the other material terms, rights and privileges and any qualifications, limitations or restrictions of the rights or privileges of the series.

Certain Anti-Takeover Effects and Provisions of our Articles and By-laws

Number of Directors; Filing Vacancies; Removal

Our Articles provide that the number of directors will be between three and fifteen directors and our Board will fix the exact number of directors to comprise our Board. A director may only be removed by vote of the holders of a majority of the shares entitled to vote at an election of directors. Additionally, any vacancy on the Board may only be filled by a majority of the remaining directors then in office, whether or not less than a quorum, or by a sole remaining director. These provisions have the effect of making it difficult for a potential acquirer to gain control of our Board.

Special Meetings

Our By-laws provide that special meetings may be called only by the Board, our President or our Secretary, or by such persons upon a request in writing signed by a majority of the Board or by the holders of not less than twenty percent of the capital stock of the Company issued and outstanding and entitled to vote thereat. This provision may delay consideration of a shareholder proposal until the Company’s next annual meeting unless a special meeting is called pursuant to our By-laws.

Proxy Access and Advance Notice of Shareholder Nominations
Our By-laws have proxy access and advance notice procedures for shareholders to make nominations of candidates for election as directors. No business other than that stated in the notice for such meeting shall be transacted at any meeting without the unanimous consent of all the shareholders entitled to vote thereat. Our By-laws govern shareholder nominations of candidates for election as directors except with respect to the rights of holders of our Preferred Shares.

Under our By-laws, any shareholder entitled to vote in the election of directors may nominate one or more persons for election as directors at a meeting if written notice or notice by electronic transmission of such shareholder’s intent to make such nomination or nominations has been given in proper written form to the Secretary of the Company not less than (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the annual meeting is convened more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the shareholder to be timely must be so received no more than one hundred twenty (120) days prior to such annual meeting nor less than the later of (i) ninety (90) days prior to such annual meeting and (ii) ten (10) days after the earlier of (A) the day on which notice of the date of the meeting was mailed or provided by the Corporation or (B) the day on which public disclosure of the date of the meeting was made. Each such notice must be accompanied by a written consent of each proposed nominee to being named in the proxy statement as a nominee and to serving as a director if elected, together with a written representation that such person currently intends to serve as a director for the term for which he or she is standing for election and must set forth, in addition to the other requirements set forth in the By-laws:

(i) as to each person whom the shareholder proposes to nominate for election as a director: (1) the name, age, business address and residence address of the person; (2) the principal occupation or employment of the person; (3) the class and number of common shares of the Company which are owned beneficially or of record by such person; and (4) any other information relating to the person that would be required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to Section 14 of the Exchange Act or the rules and regulations promulgated thereunder; and

(ii) as to the shareholder giving the notice: (1) the name and address, as they appear on the Company’s books, of such shareholder and the name and address of the beneficial owner, if any, on whose behalf the nomination is made (each, a “Nominating Party”); (2) the class and number of shares of capital stock of the Corporation which are owned beneficially or of record by such Nominating Party and each Shareholder Associated Person (as defined in the By-laws) on the date of such shareholder’s notice; (3) a description of any Derivative Instrument (as defined in the Bylaws) directly or indirectly owned beneficially by each Proposing Party (as defined in the By-laws) or any Shareholder Associated Person; (4) a description of any proxy, contract, arrangement, understanding or relationship pursuant to which any Nominating Party or any Shareholder Associated Person has a right to vote (or act by consent with respect to) any class or series of shares of the Company; (5) any Short Interest (as defined in the By-laws) held by or involving any Nominating Party or any Shareholder Associated Person; (6) any rights to dividends on the shares of the Company owned beneficially by any Nominating Party or any Shareholder Associated Person that are separated or separable from the underlying shares of the Company; (7) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which any Nominating Party or any Shareholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership; (8) any performance-related fees (other than an asset-based fee) that any Nominating Party or any Shareholder Associated Person is entitled to based on any increase or decrease in the value of shares of the Company or Derivative Instruments, if any, including, without limitation, any such interests held by members of such Nominating Party’s or such Shareholder Associated Person’s immediate family sharing the same household; and (9) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Company held by any Nominating Party or any Shareholder Associated Person.
In addition and pursuant to our By-laws, a shareholder, or group of up to 20 shareholders, that has owned continuously for at least three years Common Shares representing an aggregate of at least 3% of the Company’s outstanding Common Shares, may nominate and include in the Company’s proxy materials director nominees constituting up to 20% of the Company’s Board of Directors, provided that the shareholder(s) and nominee(s) satisfy the requirements in the By-laws. A notice of such nomination must be delivered to or mailed and received by the Secretary of the Company at the principal executive offices of the Company not less than one hundred twenty (120) nor more than one hundred fifty (150) days in advance of the date which is the anniversary of the date the Company’s proxy statement was released to security holders in connection with the previous year’s annual meeting, except where information or documents are required to be provided after the date the notice is first submitted, as set forth in the By-laws, or, if the date of the applicable annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, not less than ninety (90) days before the date of the applicable annual meeting, or, if later, the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting, whichever occurs first, and in no event shall the adjournment or postponement of an annual meeting, or the announcement thereof, commence a new time period (or extend any time period) for the giving of the notice. In addition, the Company may solicit against, and include in the proxy statement its own statement relating to, a shareholder nominee included in the proxy statement and, in certain circumstances, may omit a nominee from its proxy statement.
The nominating notice must provide certain information specified in the By-laws, including, without limitation:

•documentary evidence verifying and certifying that, the nominating shareholder owns, and has continuously owned for the preceding three years, the minimum number of shares required, and the nominating shareholder’s agreement to provide documentary evidence verifying and certifying the nominating shareholder’s continuous ownership of the minimum number of shares through the record date;

•an undertaking to provide immediate notice if the nominating shareholder ceases to own the minimum number of shares prior to the date of the annual meeting;

•a copy of the Schedule 14N (or any successor form) relating to the shareholder nominee, completed and filed with the Securities and Exchange Commission by the nominating shareholder as applicable, in accordance with Securities and Exchange Commission rules;

•the written consent of each shareholder nominee to being named in the Company’s proxy statement, form of proxy and ballot as a nominee and to serving as a director if elected;

•a written notice of the nomination of such shareholder nominee that includes additional information, agreements, representations and warranties by the nominating shareholder or each member of a nominating group;

•an executed agreement pursuant to which the nominating shareholder or each member of a nominating group agrees to a number of specified covenants and other provisions;

•an executed questionnaire provided by the Company’s Secretary upon request, which must be submitted within ten days of the nominating shareholder’s first submission of the nomination notice; and

•an executed agreement, which must be submitted within ten (10) days of the nominating shareholder’s first submission of the nomination notice, by the shareholder nominee with respect to certain representations, warranties and covenants.

Certain Provisions of the Michigan Business Corporation Act
Chapter 7A of the Michigan Business Corporation Act (“MBCA”) may affect attempts to acquire control of the Company. Pursuant to our Articles, we have expressly elected not to be subject to the provisions of Chapter 7A of the MBCA; however, the Board may terminate this election in whole or in part by action of the majority of directors then in office. Chapter 7A applies to “Business Combinations,” defined to include, among other transactions, certain mergers, substantial sales of assets or securities and recapitalizations between covered Michigan business corporations or their subsidiaries and an “Interested Shareholder” (generally a beneficial owner of 10% or more of the voting power of the Company’s outstanding voting stock). In general, Chapter 7A requires, for any Business Combination, an advisory statement from the Board, the approval of holders of at least 90% of each class of the shares entitled to vote and the approval of holders of at least two-thirds of such voting shares not held by the Interested Shareholder, its affiliates and associates. These requirements do not apply, however, where the Interested Shareholder satisfies certain “fair price,” form of consideration and other requirements and at least five years have elapsed after the person involved became an Interested Shareholder. Our Board has the power to elect to be subject to Chapter 7A as to specifically identified or unidentified Interested Shareholders.